Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 16, 2016		Charm Grow Holdings Limited

	By:	/s/ Xinzhong Wang
Director

February 16, 2016	Xinzhong Wang

/s/ Xinzhong Wang